                                                                   EXHIBIT 10.41

                               TENANCY AGREEMENT

                                      for
                              industrial premises
                                    between

                                  JENOPTIK AG
                             Carl - Zeiss - Strasse 1
                                   07743 Jena

                                -the "Landlord"-
                                      and

                      Brooks-PRI Automation (Germany) GmbH
                             Goschwitzer Strasse 25
                                   07745 Jena

                                 -The "Tenant"-

following tenancy agreement is concluded:

Owner of the rented property is SAALEAUE Immobilien
Verwaltungsgesellschaft mbH & Co. Vermietungs KG, Carl-Zeiss-Strasse 1, 07743 Jena. JENOPTIK AG is general tenant of the property and therefore authorized to let the property to the tenant.

            Property: 07745 Jena, Goschwitzer Strasse 25, building 14
                                - trade areas -


                           Section 1 Rented Property

(1) Rented property are the red areas of building 14, 2nd floor seen in the attached floor plan of the Goschwitzer Str. 25 (attachment 1 of the tenancy agreement) for an area of:

                                   2187 m(2).

Proportionate included in the rent are also transport areas, joint use of lavatories as well as the foyers belonging to the property. Parking of objects in this area is not allowed. The outside property is not included.

(2) The net floor space without consideration of the partition walls is relevant for the assessment of the rent and the operational and administrative expenses. Neither tenant nor landlord are able to claim modifications of the rent when the given area information in m(2) may deviate up to 3% from the actual area rates. With a deviation of more than 3% the rent is recalculated according to the actual rates.

(3) The tenant takes the rented property in the current state. Any additional construction for the use of the property is the business of the tenant. In this connection, the tenant has to inform the landlord in time about decisions, plans and other projects that are required or functional for the construction to assure a proper process.
This is also valid for processes of construction made by the tenant as far as after or during the construction accomplished by the landlord further constructional efforts for the completion of the rental property and/or the total construction are required by the landlord. As far as the landowner is constrained by the tenant by default or the non-existing timely co-operation in this connection, the landlord has to inform the tenant in writing. This can lead if necessary to no time displacement of the start of the rent (Section 3 paragraph 1 in this contract) if the landlord has informed the tenant in writing. Furthermore, the tenant has to bear if necessary all additional costs for official applications, permissions and charges in connection to constructions accomplished by the tenant.

                         SECTION 2 USE OF THE PROPERTY

(1) The rented property is let to the tenant as the following trade:
     Development, production, marketing and the trade of equipment of micro manufacturing and related branches.

(2) The rented property must only be used for this agreed contractual purpose. Any change in the use of the property during the contractual relationship has to be reported to the landowner via registered mail and needs previous approval of the landowner.

(3) On the part of the tenant explosive materials must not be stored and processed. There are no activities allowed that can somehow increase the insurance risk of the property or disagree official orders.

(4) When the landowner opts the sales tax, then the tenant has to use the rented property exclusively for attainment rates liable to tax on sales/purchases (Section 9 paragraph 2 UStG). Those obligations are also valid in case of a possible permitted sublet or when let to a third party.

                   SECTION 3 DURATION OF TENANCY/CANCELLATION

(1) The tenancy starts on 1st October 2002

(2) The tenancy is a permanent contract. The contracting parties are able to cancel the contract with a period of 6 months from the end of the quarter.

(3) Cancellations have to be done by registered mail whereat the particular declaration of one party of contract has to be received by the other party of contract no later than the 3rd working day of the first month of the period of cancellation. The use of Section 545 BGB is impossible.

(4) The landowner is able to cancel the contract as from now without an adherence of a cancellation period if there is an important reason. Especially, if the tenant, after written reminders made by the landlord, is in arrears with the payment of rent and additional expenses longer than 2 months; the amount of the arrear is more than 2 monthly rents; the bankruptcy proceeding of the capital of the tenant was instituted or rejected in default of mass; the tenant carries on using the property contrary to the contract despite all written reminders made by the landlord and does not use it for the agreed purposes; if the tenant impinges upon the landlord's rights and lets the complete or parts of the object to a third party unauthorised; or jeopardises the object or the building with the use contrary to the contract or significantly neglects the necessary diligence; if the tenant culpably and vastly violates obligations then a continuation of the tenancy is unreasonable for the landlord. The legal requirements for the right of uncommon cancellations stay unaffected.

(5) In case of a cancellation of the contract after paragraph 4 the tenant is liable for the complete or partial loss of the rent and additional expenses as agreed in this contract. This is particularly valid if the rented property stays vacant or has to be let at a lower price after the of the tenant's moving out until the end of the agreed period of tenancy. In this case, the tenant is not able to object that the next tenant wants to conclude a new tenancy if the landlord does not want to conclude a contract with him because of factually comprehensible reasons. Further claims of the landlord stay unaffected.

                                 SECTION 4 RENT

(1) The rent for the rented property according to Section 1 paragraph 1 is:

Monthly basic net rent
For areas in wing A and B  1916   m(2)  at  8,20  Euro/m(2)  15.711,20   Euro
For areas in the rotunda    271   m(2)  at  9,20  Euro/m(2)   2.493,20   Euro
Net subtotal                                                 18.204,40   Euro
Plus VAT (currently 16%)                                      2.912,70   Euro
Total including VAT                                          21.117,10   Euro

Monthly net payment in
advance of additional
expenses is (from the 1st day
according to Section 5 paragraph 3)

currently
For areas in wing A and B       1916     m(2)   at    2,75    E/m(2)    5.269,00      Euro
For areas in the rotunda         271     m(2)   at    4,75    E/m(2)    1.287,25      Euro
Net subtotal                                                            6.556,25      Euro
Plus VAT (currently 16%)                                                1.049,00      Euro
Total including VAT                                                     7.605,25      Euro


(2) Does the consumer price index (basis 1995= 100 points) officially fixed by the German Federal Statistical Office changes 5% or more compared with the status of the time of the conclusion of the contract, every party has the right for a rent modulation with equal percentage relation. This change becomes operative from the month when 5% or more percent were reached.

(3) If there is a rent modulation because of the protrusive stable value clause then the clause is applicable again according to the terms of the previous paragraph. According to that, the rent has to be modulated again as soon as there are new consumer price index changes of at least 5%.

(4) The landlord has to inform the other party of contract in case of a rent increase and the tenant has to inform the other party in case of a reduction. Those changes have to be presented in a settlement. Does this not happen immediately, this means no abdication of modulation. The tenant defaults with the payment of the increasing amounts and the landlord defaults the refunding of the reduced amount not until the reception of the particular settlement.

(5) If the defined index regulation (see paragraph 2) is replaced by a new one during the contract period it has to be changed into new original regulation. The time of this change is the month when the Euro-amount of the index development was modulated ultimately. Payment obligations in the past have to be considered as concluded; because of a new index regulation the paid amount of money won't be retroactively calculated again.



                         SECTION 5 ADDITIONAL EXPENSES

(1) The additional expenses that are produced all the time through the proper use of the property, the building, outhouses, the areas and facilities, especially the underground car park and the costs seen in Attachment 3 in
Section 27 of the II. Regulation of Calculation are proportionally paid by the tenant. At present, this includes all expenses actually incurred thereby for:

a) Running official charges of the property especially property tax
b) Expenses for water supply
c) Expenses for dewatering
d) Expenses for the handling of the heating system including waste gas facility; the handling of the central fuel supply facility; the independent industrial supply of heat, the cleaning and maintenance of single storey heating

e) Expenses for the handling of the water supply facility, the industrial independent supply of warm water; the cleaning and maintenance of warm water equipment
f) Expenses for connected heating and warm water supply facilities
g) Expenses for the handling of automatic lifts for people and loads
h) Expenses for street-cleaning and garbage collection as well as the clearance of snow and ice in winter
i) Expenses for building cleaning including the basement garage and the professional vermin killing
j) Expenses for the maintenance of the outside facilities
k) Expenses for lighting
l) Expenses for chimney sweeping
m) Expenses for general liability insurance and property damage liability insurance
n) Expenses for caretaker services
o) Expenses for the handling of cable termination and community aerial facilities
p) Expenses for the handling of the maintenance of basement garage's technical facilities
q) Expenses for security services, for the reception and other expenses as well as the expenses for the property management and proportional costs for the landlord's service and maintenance outside of the property according section 8 paragraph 4.
Arising expenses in the property for phone, cleaning and other services have to be contractually arranged by the tenant and directly balanced accounts with the service provider.

(2) As far as operating and administrative expenses are not directly paid by the tenant, the tenant has to pay a deposit for those expenses which are appropriate and at equitable discretion of the landlord. The landlord gives a settlement about those expenses not later than 6 months after a settlement period. The tenant has the right to see the settlement's receipts and make copies of that resp. to ask the landlord to make copies of those receipts at the tenant's expenses.
The tenant has the right to claim objections in writing within a period of 4 weeks after the settlement's access. The settlement is considered as approved if this does not happen. Possible back pays or overpays have to be balanced within 8 weeks by the tenant after the settlement's access or balanced by the landlord after creating the settlement. The period of settlement is one calendar year.

(3) The landlord has the right and duty to assimilate the height of the deposit at equitable discretion in consideration of the actual arising expenses and the settled costs after every annual settlement.
The landlord is able to assimilate expenses during the settlement's period after an extraordinary increasing of single types of expenses with an according impact on overall expenses resp. after the initiation of official duties. This is effective from the first day of the month after the increase but by all means after 30 days with previous notification.

The landlord has always the right (even effective during the running settlement's period) to arrange a new distribution measure for the additional expenses at equitable discretion as far as it is appropriate.

     SECTION 6 REGULATION OF THE PAYMENT DATE, PAYMENT AND DELAYED PAYMENT

(1) The rent including the deposit for operating and administrative expenses plus VAT has to be paid monthly in advance and exempt from charges by the third working day every month onto the specified account of the landlord. At the beginning of the tenancy it is:

                            Account number: 4153863
                            C/o HypoVereinsbank Jena
                              Bank code: 83020087

(2) If the tenant defaults the payment of the rent or the deposit for operating and administrative expenses he has to pay default interest amounting to 5% over the particular base rate of the Deutsche Bundesbank with the next due payment for the landlord.

                               SECTION 7 DEPOSIT

(1) The tenant has to pay an interest bearing deposit amounting to 3 monthly net rents plus VAT due at the beginning of the tenancy to protect the claims of the landlord in this contract. The deposit can be provided- at tenant's own option- in form of an unlimited, unconditional, directly enforceable guarantee. The deposit has to be increased concerning the same percentage amount as the rent and additional expenses are increased in Section 4 paragraph 1 in this contract. If rent and additional expenses change the tenant has to fill up the deposit given above when the additional amount is at least 250 Euro.

(2) A credit of the tenant with claims for back pays from the deposit against due allowances of the landlord during the tenancy is impossible.

(3) The landlord is able to take money from the tenant's deposit during the tenancy because of due claims after previous notification of the tenant. The tenant has to refill the deposit by the original amount within 4 weeks after a written order from the landlord.

(4) The landlord has to give the deposit/guarantee back immediately to the tenant after the ending of the tenancy if an as far as the tenant fulfils all claims of the landlord appearing in this contract.

        SECTION 8 CONDITION OF THE PROPERTY/MAINTENANCE OF THE PROPERTY

(1) The tenant uses the property i.e. the property is free from defects - concerning the contractually agreed purpose- that could cancel or decrease the value of the property or its suitability for the contractually provided use.

(2) The handing over took place on the occasion of a common inspection of the parties. The tenant has accepted the condition of the property as specified in the contract via signing the handover certificate.
Damages which can result from remaining construction or other applicable construction for the building's completion that occur in connection with the complete construction measures have to be tolerated by the tenant. This does not authorize him to obtain an abatement of rent.

(3) The tenant has to treat the property carefully. The maintenance and service of the property resulting from the use according to regulations have to be paid by the tenant when there are bagatelle repairs up to 150 Euro in an individual case up to a maximum amount of 1,500 Euro per annum plus the applicable VAT at a time. The maximum amount is liable to the agreed regulation for the changing of the rent written in Section 4 paragraph 3. Unaffected of the liability of the tenant for repairing are parts of the outer skin, service on the roof and truss as well as service pipes of the building. Aesthetic repairs have to be carried out professionally at appropriate intervals using materials that fit the standard of the building. If the property areas or any community facility are partly or totally destroyed by constructional fault of supporting building parts, fire, explosion, lightning, storm, force majeure, war impact or other events this Tenancy agreement expires after the landlord announced that the rebuilding takes longer than 3 months. The landlord has to announce this within 2 weeks after the damage. If the contractual use of the destroyed or damaged rooms or areas is not possible any longer the tenant has to pay the rent from the day of the damage.

The duty of payment of the hose rent is proportionately inapplicable if the deletion or damage is partly. After the rebuilding the regulations concerning handing over the payment of the rent are valid correspondingly.

(4) The tenant has to inform the landlord about any property damages immediately. The tenant is liable to pay compensation for a damage caused by a tardy notification. Service and maintenance of traffic areas outside the property like staircase, access through the basement garage as well as the basement garage itself are the landlord's business who can proportionally claim arising costs within the scope of the settlement of the operational and administrative expenses regulated in Section 5 paragraph 2.

(5) The tenant is allowed to make fundamental changes upon and in the property especially rebuilding and fixtures, installations etc. if the landlord previously agreed on it.

(6) The landlord is allowed to make reparations without the approval of the tenant if the reparations serve to maintain and complete the building or the property or to avoid imminence or to remove damages. Whereat the operating schedule and the interests of the tenant have to be considered and the landlord has to coordinate the reparations with the tenant. This is also valid for reparations that are not actually necessary but appropriate. In either case, the landlord has to inform the tenant in time and in writing about the start, form and amount of the planned construction.
If the tenant has to tolerate those reparations he is not able to obtain an abatement of rent or to claim damages and he doesn't have the right of retention. He just has those rights if the use of the property or parts of it is restricted.

(7) The landlord has the right to enter the property at any time or else during the usual office hours. The landlord has to previously inform the contact person- given by the tenant- about this visit as far as possible.

                       SECTION 9 GUARANTEE AND LIABILITY
                   INSURANCE OF OBJECTS BROUGHT BY THE TENANT

(1) The assertion of warranty rights on the part of the tenant because of property damages or the landlord's default to remedy deficiencies is impossible if the deficiency is caused by the landlord intentionally or grossly negligent.

(2) The tenant is liable for property damages, accessories, facilities and equipment, community areas of the building as well as all areas belonging to the building caused by him, his employees, possible subtenants, customers or suppliers. This is especially valid if there are property interferences caused by the arrangement of equipment or the storage of items. The tenant has to supply evidence that there was no negligence.

(3) The tenant has to credit possible damages or claims for damages against assurance benefits that he receives.

(4) The application of Section 566 paragraph 2 BGB (German Civil Code) is impossible if the landlord alienates the property or the whole building in the future.

(5) The usual building insurances are contracted on the part of the landlord. Rebuilding and fixtures are not included here. The arising costs for a higher insurance on the part of the landlord are paid by the tenant if he asks the landlord for one.

(6) For the loss of payments or services on the part of the landlord as contracted caused by strike, superior force or other reason that can't be averted by the landlord the tenant is not entitled to claim for damages or decrease. This is especially valid for breakdown of water, electricity, fuel etc. and results from it. Extraneous cause of a third party like traffic diversions, digging, road blocks, disturbances through noise, smell and dust or similar are not considered as tenancy failure if they are not caused by the landlord.

(7) The insurance of objects bought by the tenant is the tenant's business. The landlord is not liable for damages upon those objects and is irrelevant what the damage caused unless the tenant supplies evidence that the landlord culpably caused the damage.


                      SECTION 10 SUMMATION/RIGHT TO RETAIN

The tenant is only able to charge up due rent payments and allowances from operational and administrative expenses against counterclaims that are unquestioned and legally established. The assertion of the right of retention and refusal of services is impossible unless they are based on counterclaims that are unquestioned and legally established.


 SECTION 11 ARRANGEMENT OF MACHINES, SUPPLY AND USAGE OF HEATING, VENTILATION,
                         ELECTRICITY AND OTHER SERVICES

(1) The tenant has to be informed by the landlord about the permitted weight of the floor ceilings and get the permission from the landlord before the arranging of machines on the rented property. The tenant is solely responsible and liable to pay compensation if there are any damages caused by an exceedance of this permitted weight.

(2) Machines have to be removed on the landlord's request if they affect the property aversely like cracks in the walls caused by concussions.

(3) The basis heating and/or the air condition have to operate according to the particular demands of all tenants and the common operation hours. Room air facilities- if existent- have to be operated year-round. The regulations of the DIN are valid for the room temperature. If a tenant does not use the heating etc. he still has to pay the additional expenses.

(4) The available mains for electricity- including possible phone, data or aerial wirings-, gas, water and heating etc can only be engaged by the tenant if the available facilities are not overloaded. The tenant is able to satisfy an increased demand by means of an expansion of the supply pipes at his own expenses after the previous approval of the landlord in writing. The landlord also has to approve in writing if there is a relocation of other mains on the property.

(5) The tenant has to arrange an immediate shut down and has to inform the landlord in case of damages or disturbances on the supply pipes. The tenant himself has to delete immediately imminent danger in case of danger in delay. Further damage clearance is arranged by the landlord as far as the service and maintenance has to be done by the tenant according to this contract. If this is not the case, the landlord also has to pay for the clearance of imminent danger. For the avoidance of extremely dangerous moments outside the usual working hours, the tenant has to name a liable contact person and has to make necessary completions for this in time resp. if and under which circumstances the landlord and the necessary damage staff get access to the property.

(6)  Paragraph is missing in the German contract!

(7) Waste caused by the tenant's industrial work -unless it's no office or bulky waste- are not allowed to be thrown into the trash bins that are provided by the landlord for general wants. The tenant himself has to take care of this specific waste. Domestic waste has to be chopped up and has to be binned into the positioned trash bins.
The tenant has to use facilities for waste disposals (like water paper, paper board container, glass, plastics) if they exist. Independent from that, the tenant has to bring hazardous waste (like batteries, paint, oil) to public collecting points. The tenant has to dispose any contaminations on the property caused by transport or other actions.

                             SECTION 12 SUBLETTING

(1) The tenant must not let the property to a third party without the written approval of the landlord. The approval must not be refused by the landlord unless there are important issues that speak for a refusal. An important issue are: if the particular subtenant does not sublet the property to contractors (for the purpose of the sales tax regulation) who solely use the property for exchange that does not exclude input VAT. The permission is only valid for the individual case and can be cancelled at any time because of important reasons.

(2) If the landlord nevertheless sublets to other contractors who make exchanges which exclude input VAT, the landlord will increase the rent for the property area for the claim incurred. Further claims on the part of the landlord will remain unaffected hereof.

(3) The tenant already now assigns the appropriate claims to the landlord concerning a possible subletting and the connected claims together with the lien amounting to the rent claims of the landlord.

                       SECTION 13 RETURN OF THE PROPERTY

(1) The tenant has to relegate the property into its original state- in case of structural alterations- when the tenancy ends. The tenant has to pay, on the landlord's request, the amount of money for a deconstruction estimated by an architect instead of a construction on the part of the tenant. Besides, the tenant has to give back the property in the state corresponding to the fulfillment of his duties regulated in Section 8 Paragraph 3.

(2) The tenant has to give back the property clean swept when the tenancy ends. All keys have to be given back to the landlord for free, also the keys that were made at the expenses of the tenant.

(3) The landlord has the right to open the property, get it cleaned and repaired if needed by a professional company and make new locks and keys at the expenses of the tenant. This is valid if the tenant does not fulfil his incumbent duties after an effectless period of grace connected with a refusal menace on the part of the landlord.

(4) If the tenant does not leave the property in time he is reliable for all damages caused through this. The landlord can claim up to 3 monthly rents as compensation without supplying evidence of the causal connection between the behaviour of the tenant and the occurred damage. Further claims on the part of the landlord that need proof remain unaffected hereof. The tenant has to prove if there was no damage at all or if the damage was of much lower amount.

(5) Rebuildings and fixtures which were not removed belong to the landlord afterwards without any compensation payment for the tenant.

(6) Outdoor advertising has to be removed at the expenses of the tenant until the return of the property. The landlord or a third party are able to make necessary reparations at the expenses of the tenant after an appropriate appointment of time and a period of grace connected with a refusal menace, if the tenant does not fulfil his duty or not in time.

(7) The tenant has to tolerate the application of tenancy posters onto windows or other appropriate locations and to permit inspections of interested tenancy parties during the last 3 months of the tenancy.

                       SECTION 14 JURISDICTION REGULATION

Place of performance and solely jurisdiction for all regulations in this contract -- as far as legally permitted -- is Jena.

                            SECTION 15 FINAL CLAUSES

(1) Changes, completions and subsidiary agreements connected to this contract need to be in writing in order to be considered as valid. If the members of the parties make such agreements verbally, telephonically or in writing, they do need in any case the written confirmation of the landlord's management in order to consider the agreement as valid.

(2) If a regulation in this contract is ineffective or questionable this does not affect the validity of the other regulations; in this case, the parties should make new contractual agreements that correspond to the ineffective or questionable regulation. This is also valid for loopholes.

(3) This contract is also obligatory for possible legal successors of the parties.

(4) Regulations of the BGB (German Civil Code) are valid if the tenancy is not regulated in this contract.

(5) The landlord agrees that the tenant saves the data -required for the execution of the contract- in files and maintain those in a data pool for the purpose of central administration.

(6) The landlord is able to enact house rules for individual buildings resp. for the industrial object as a whole that regulate all issues concerning the users of the tenancy, community facilities and other related business.

(7) The tenant is able to rent storing positions, telephone mainlines and communicating equipment. A corresponding contractual proposal is submitted separately at the request of the tenant.

(8) The outline tenancy agreement of 15th April 1997 is overruled by this tenancy.

Jena, 17th Oktober 2002

______________________                                __________________________
Landlord                                              Tenant